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                                                                    Exhibit 21.1


                              List of Subsidiaries


Vernon Plastics, Inc. (a Delaware corporation)
WPD Investments, Inc. (a Delaware corporation)
Marketing Service, Inc. (a Delaware corporation)
Imperial Home Decor Groups (US) LLC (a Delaware limited liability company) Imperial Home Decor Group Holdings I Limited (a UK company)
Imperial Home Decor Group Holdings II Limited (a UK company)